Exhibit	10.17

BankofAmerica

LOAN AGREEMENT

This Agreement dated as of February 26, 2018, is between Bank of America, N.A. (the "Bank") and NEW SOUTHERN FOOD DISTRIBUTORS, INC. (the "Borrower).

The Borrower's obligation to repay any line of credit, loan and/or credit facility described in this Agreement is contained in that/those certain Promissory Note(s) in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00) dated February 26, 2018 and any additional promissory notes now or hereafter executed and delivered by the Borrower to the Bank and any renewals, modifications, amendments and extensions thereof (collectively the "Note"), which is/are expressly NOT incorporated herein pursuant to Section 201.08(6), Florida Statues and Rules 12B-4.052(6)(b) and (12)(g),

Florida Administrative Code.

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1	"Acceptable Inventory" means inventory which satisfies the following requirements:

(a)

The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank. This does not prohibit any statutory liens which may exist in favor of the growers of agricultural products which are purchased by the Borrower.

(b)

The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable.

(c)

The inventory is held for sale in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process, parts, raw materials, samples, and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

(d)	The inventory is covered by insurance as required in the "Covenants" section of this Agreement.

(e)	The inventory has not been manufactured to the specifications of a particular account debtor.

(f)	The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

(g)	The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h)	The inventory is not placed on consignment.

(i)	The inventory is otherwise acceptable to the Bank.

1.2	"Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a)

The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b)	There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)	The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d)

The account is not the obligation of an account debtor who has asserted or may assert any counterclaims or offsets against the Borrower (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower).

(e)

The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f)

The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)	The Borrower has sent an invoice to the debtor in the amount of the account.

(h)

The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

The debtor upon the account is not any of the following:

( )	An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)

The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. § 6305) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii)	Any state, county, city, town or municipality.

(iv)

Any person or entity located in a foreign country unless (A) the account is supported by an irrevocable letter of credit issued by a bank acceptable to the Bank, and, if requested by the Bank, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to the Bank, or (B) the account is covered by foreign credit insurance acceptable to the Bank and the account is otherwise an Acceptable Receivable.

(k)	The account is not in default. An account will be considered in default if any of the following occur:

(i)	the account is not paid within ninety (90) days from its invoice date.

(ii)	the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)	any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(I)	The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

(m)	The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n)	The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)	The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 25% of the total amount of the Borrower's Acceptable Receivables at that time.

1.3	"Borrowing Base" means the sum of:

(a)	80% of the balance due on Acceptable Receivables; and

(b)	the lesser of Two Million Dollars and No Cents ($2,000,000.00) or 50% of the value of Acceptable Inventory.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

"After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment including without limitation, a slow moving reserve in the amount of $1,225,000 or such other amount as required by the Bank, reserves for rent at leased locations subject to statutory or contractual landlord liens, inventory shrinkage, dilution, customs charges, warehousemen's or bailee's charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors and options thereon, combinations thereof or similar contracts).

1.4	"Credit Limit" means the amount of Five Million and 00/100 Dollars ($5,000,000.00).

1.5	"Guarantor" means any person, if any, providing a guaranty with respect to the obligations hereunder.

1.6	"Obligor" means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.7	"Pledgor" means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

2.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1	Line of Credit Amount.

(a)

During the availability period described below, the Bank will provide a line of credit to the Borrower (the "Line of Credit"). The amount of the Line of Credit (the "Facility No. 1 Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)

The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2

Availability Period. The Line of Credit is available between the date of this Agreement and February 21, 2020, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this Line of Credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Line of Credit (the "Renewal Notice"). If this Line of Credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this' Line of Credit is renewed, the term "Expiration Date" shall mean the date set forth in the Renewal Notice as the Expiration Date. The same process for renewal will apply to any subsequent renewal of this Line of Credit. A renewal fee may be charged at the Bank's option. The amount of the renewal fee will be specified in the Renewal Notice.

2.3	Conditions to Availability of Credit.

In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)

A borrowing base certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based.

(b)	Copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c)	Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d)	Copies of the cash receipts journal pertaining to the borrowing base certificate.

2.4	Repayment Terms. The Borrower will pay interest and principal on this facility in accordance with the terms of the debt instrument evidencing this facility.

2.5	Interest Rate.

(a) The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus 2.75 percentage point(s).

(b) The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg, (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.	COLLATERAL

3.1

Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower's obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)	Inventory owned by NEW SOUTHERN FOOD DISTRIBUTORS, INC.

(b)	Receivables owned by NEW SOUTHERN FOOD DISTRIBUTORS, INC.

4.	LOAN ADMINISTRATION AND FEES

4.1	Fees.

(a)	The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2	Collection of Payments; Payments Generally.

(a)

Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement, or by such other method as may be permitted by the Bank.

(b)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3

Borrower's Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the, Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an "Authorized Individual"). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4	Direct Debit.

(a)

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number FL-898025791616 owned by NEW SOUTHERN FOOD DISTRIBUTORS, INC., or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

(b)

The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

4.5

Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6

Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement

4.7

Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4.8	Overdrafts. At the Bank's sole option in each instance, the Bank may do one of the following:

(a)

The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b)	The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

4.9

Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1

Authorizations. If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.

5.3	Guaranties. Guaranties signed by Zhou M. Ni and B & B Trucking Services Inc.

5.4	Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

5.5

Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

5.6

Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.7	Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.8	Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2

Authorization. This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3

Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.4	Government Sanctions.

(a)

The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity ("Person") currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions"), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)

The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.5

Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.6

Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor's financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.7

Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8

Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself; for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.9

Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.10	No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement and/or the Note.

6.11	ERISA Plans.

(a)

Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(I)	"Code" means the Internal Revenue Code of 1986, as amended.

(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)

"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.12

No Plan Assets. The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the "Code"); (3) an entity deemed to hold "plan assets" of any such plans or accounts for purposes of ERISA or the Code; or (4) a "governmental plan" within the meaning of ERISA.

6.13

Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.14	No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

6.15

Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.16	Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.17

Merchantable Inventory; Compliance with FSLA. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall:

7.1	Use of Proceeds.

(a)	To use the proceeds of the credit extended under this Agreement only for business purposes.

7.2

Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

Within 120 days of the fiscal year end, the annual financial statements of NEW SOUTHERN FOOD DISTRIBUTORS, INC. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)

Within 45 days after each period's end (including the last period in each fiscal year), quarterly financial statements of NEW SOUTHERN FOOD DISTRIBUTORS, INC. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	A detailed aging of the Borrower's receivables by invoice or a summary aging by account debtor, as specified by the Bank, within 30 days after the end of each month.

(d)

Within 45 days of the end of each quarter (including the last period in each fiscal year), a compliance certificate of NEW SOUTHERN FOOD DISTRIBUTORS, INC., signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

( )

Within 120 days of the end of each fiscal year, a compliance certificate of NEW SOUTHERN FOOD DISTRIBUTORS, INC., signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement' applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

A summary aging by vendor of accounts payable within 30 days after the end of each month.

An inventory listing within 30 days after the end of each month. The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(h)

A borrowing base certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory as of the last day of each month within 30 days after the period end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing base certificate.

(i)	If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(j)

Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may request.

7.3

Financial Information - Individuals. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 120 days of each calendar year-end, the annual financial statements of Zhou M. Ni. These financial statements may be prepared by the party covered by the financial statements.

(b)	Such additional financial information regarding the Borrower or any other Obligor with respect to the loan as the Bank shall request.

The financial statements required above shall include a properly completed signed and dated personal financial statement on the Bank's form with all questions fully answered and all schedules completed in their entirety, including all requested income/expense information, contingent liabilities disclosure; provided that, if the Borrower or other party uses his/her own automated financial statement, they may supplement the statement with supporting schedules, certifications or other details so that all information requested on the Bank's financial statement form is provided in lieu of using such form.

7.4	Funded Debt to EBITDA Ratio. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding the ratios indicated for each period specified below:

Period	Ratios
From February 26, 2018 through December 30, 2019	4.25:1.0
From December 31, 2019 through December 30, 2020	4.00:1.0
From December 31, 2020 and thereafter	3.75:1.0

"Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. This ratio will be calculated at the end of each reporting period for which the Bank requies financial statements, using the results of the twelve-month period ending with that reporting period.

"Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.5	Basic Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.25:1.0. To be tested on a quarterly and annual basis.

"Fixed Charge Coverage Ratio" means the ratio (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations.

"EBITDA" means net income, less income or plus loss from from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as the date twelve (12) months prior to the current financial statement.

7.6

Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.7

Environmental Remediation. The Bank shall have received with respect to the property located at 601 Southwest 33rd Avenue, Ocala, FL written documentation and photographic evidence satisfactory to the Bank relating to the following actions, i) remediation of any and all oil stained areas on the property, ii) improved management of above ground storage tanks to include protection from elements and secondary containment, iii) disposal of excess used oil drums, containers, inactive above ground storage tanks, derelict vehicles and parts. Borrower shall have one year from closing to provide the documentation requested above.

7.8

Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other thari those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

7.9

Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns without the Bank's written consent. This does not prohibit:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.10	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except inventory sold in the ordinary course of the Borrower's business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

(f)	To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

7.11	Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

7.12	Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Extensions of credit to the Borrower's current subsidiaries or affiliates.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.13	Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.

7.14

Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower.

7.15	Additional Negative Covenants. Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower's present business.

(d)	Liquidate or dissolve any Obligor's business.

(e)	Voluntarily suspend its business for more than seven (7) days in any thirty (30) day period.

7.16	Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)

Any change in any Obligor's name, legal structure, principal residence, or name on any driver's license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.17	Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor's properties, business ' interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor's business. Each policy shall include a cancellation clause in favor of the Bank.

(b)

Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral' and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.18

Compliance with Laws. To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.19	Books and Records. To maintain adequate books and records, including complete and accurate records regarding all Collateral.

7.20

Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.21	Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.22	Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.23

No Consumer Purpose. Not to use this loan for personal, family, or household purposes. The Bank may provide the Borrower (or any other Obligor) with certain disclosures intended for loans made for personal, family, or household purposes. The fact that the Bank elects to make such disclosures shall not be deemed a determination by the Bank that the loan will be used for such purposes.

8.	HAZARDOUS SUBSTANCES

8.1

Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2

Compliance Regarding Hazardous Substances. The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

8.3

Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4

Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the "Collateral") is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower's use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or Other ; requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank's judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5

Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6

Continuing Obligation. The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy/Receivers," below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay. The Borrower fails to make a payment under this Agreement and/or the Note when due.

9.2

Other Bank Agreements. Any default occurs under any Note, guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any Obligor purports to revoke or disavow the guaranty or other collateral agreement; or any representation or warranty made by any Obligor is false when made or deemed to be made; or any default occurs under any other agreement any Obligor or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

9.3	Cross-default. Any default occurs under any agreement in connection with any credit any Obligor has obtained from anyone else or which any Obligor has guaranteed.

9.4	False Information. The Borrower or any other Obligor has given the Bank false or misleading information or representations.

9.5

Bankruptcy/Receivers. Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver.or similar official is appointed for a substantial portion of any Obligqr's business; or the business is terminated, or such Obligor is liquidated or dissolved.

9.6

Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.7

Judgments. Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more. Materiality will be determined in the Bank's sole discretion.

9.8

Death. If any Obligor is a natural person, such Obligor dies or becomes legally incompetent; if any Obligor is a trust, a trustor dies or becomes legally incompetent; if any Obligor is a partnership, any general partner dies or becomes legally incompetent.

9.9

Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

9.10	Government Action. Any government authority takes action that the Bank believes materially adversely affects any Obligor's financial condition or ability to repay.

9.11

ERISA Plans. A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

9.12

Covenants. Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

9.13

Forfeiture. A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1

GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

10.2

Governing Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Florida (the "Governing Law State"), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3

Venue and Jurisdiction. The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank's acceptance of this Agreement.

10.4

Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6

Waiver of Class Actions. The terms "Claim" or "Claims" refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a "Party" and collectively as the "Parties"). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

10.7

Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8	Expenses.

(a)

The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and Search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank. Unless the Borrower is in default, field examinations will be conducted no more frequently than at banks request and appraisals will be conducted not more frequently than at Banks request.

(b)

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement ,the Note or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder and under the Note, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, the Note, any such document, any such credit, or any such claim, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement including but not limited to the Note, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the! Borrower or any other person or entity.

10.9

Individual Liability. If the Borrower is a natural person, the Bank may proceed against the Borrower's business and non-business property in enforcing this Agreement, the Note and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this Agreement, the Note and other agreements relating to this loan.

10.10

Set-Off. Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower's indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.11

One Agreement. This Agreement, the Note and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.12

Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.13	Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.14

Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.15

Borrower/Obligor Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports and other credit bureau, information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

10.16

Customary Advertising Material. The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

10.17

Amendment and Restatement of Prior Agreement. This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of November 14, 2012, between the Bank and the Borrower, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

10.18	Amendments. This Agreement may be amended or modified only in writing signed by each party hereto.

10.19

Disposition of Schedules and Reports. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.20

Returned Merchandise Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

10.21

Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

10.22

Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

10.23

Limitation of Interest and Other Charges. Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Florida.

This Agreement is executed as of the date stated at the top of the first page.

Borrower:

Bank of America, N.A A.
By: /s/ Jacqueline Carr	THIS INSTRUMENT WAS MADE, EXECUTED AND DELIVERED OUTSIDE THE STATE OF FLORIDA, AND NO FLORIDA DOCUMENTORY STAMP TAX IS DUE HEREON IN ACCORDANCE WITH FAC. 1294.063
Authorized Signer, Officer

Jacqueline Carr. AVP

NEW SOUTHERN FOOD DISTRIBUTORS, INC.

By: /s/ Zhou Min Ni	Address where notices to the Bank are to be sent:
Doc Retention Center
Address where notices to NEW SOUTHERN FOOD DISTRIBUTORS, INC. are to be sent:	NC1-001-05-13 One Independence Center
101 North Tryon St
601 SW 33rd Ave Ocala, FL 34474-1919	Charlotte, NC 28255-0001

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)            USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.